Exhibit 10.22

RESIGNATION AGREEMENT

THIS RESIGNATION AGREEMENT (this “Agreement”) is made, entered into, and effective as of February 27, 2004 (the “Resignation Date”), by and between Apogee Enterprises, Inc. (the “Company”), a Minnesota corporation, and Larry D. Stordahl (the “Executive”).

WITNESSETH:

WHEREAS, prior to the Resignation Date, Executive was employed as an Executive Vice President of the Company and as interim President of Viratec Thin Films, Inc. (“Viratec”), a wholly-owned subsidiary of the Company;

WHEREAS, effective on the Resignation Date, Executive resigned as an employee of the Company and Viratec, and from any and all offices of the Company, and any other position, office, or directorship of any other entity for which Executive was serving at the request of the Company; and

WHEREAS, the Company accepts Executive’s resignation effective as of the Resignation Date; and

WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his resignation from employment with the Company and Viratec; and

WHEREAS, the Company and Executive wish to resolve, settle, and/or compromise certain matters, claims, and issues between them, including, without limitation, Executive’s resignation from the offices he held and from his employment with the Company and Viratec.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

1. Resignation. Executive hereby resigns, effective on the Resignation Date, his employment with the Company and its subsidiaries and related or affiliated companies, and his position as an Executive Vice President of the Company and his position as interim President of Viratec. Executive further resigns, effective on the Resignation Date, (a) from all offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary, or other positions he may hold with respect to arrangements or plans for, of, or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust, or other enterprise (each, an “Other Entity”) insofar as Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts said resignations.

2. Payments and Benefits. As consideration for Executive’s promises and obligations under this Agreement, including, but not limited to, Executive’s release of any and all claims against the Company as provided in paragraph 4, the Company agrees as follows:

a. Separation Payment. As a separation payment, the Company shall pay Executive an amount equal to two hundred sixty-nine thousand and three hundred dollars ($269,300.00). This amount shall be paid to Executive in substantially equal bi-weekly installments on the Company’s regularly scheduled pay days, commencing on or about March 11, 2004 and terminating on or about December 24, 2004.

b. COBRA Payment. The Company shall pay Executive an amount equal to nine thousand five hundred and four dollars ($9,504.00) to compensate him for COBRA payments. This amount shall be paid to Executive in one (1) lump sum payable within thirty (30) days after Executive has returned this signed Agreement to the Company.

c. Partnership Plan. During his employment with the Company, Executive was a participant in the Amended and Restated 1987 Apogee Enterprises, Inc. Partnership Plan (as amended to date, the “Partnership Plan”). Six thousand three hundred ninety-four (6,394) “Pool B” shares allocated to Executive pursuant to the Partnership Plan are scheduled to vest in May 2004. These “Pool B” shares shall be deemed forfeited on the Resignation Date under the terms of the Partnership Plan and Executive shall be paid in cash, in one (1) lump sum payable within thirty (30) days after Executive has returned this signed Agreement to the Company, an amount equal to the net value of the aggregate of (x) the Formula Price (as defined below) as of the Resignation Date, multiplied by (y) the number of such “Pool B” shares, less any income or other tax withholdings required to be made by the Company in connection with such payment.

d. Stock Options. During his employment with the Company, Executive was granted options to purchase shares of Apogee Common Stock pursuant to certain Stock Option Agreements and the terms of the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, or such other applicable plan as may have been in effect from time-to-time (the “Stock Incentive Plan”). Executive has been granted twenty thousand eight hundred nineteen (20,819) options that would have vested in April 2004, but for Executive’s resignation. Such options shall terminate on the Resignation Date, and Executive shall be paid in cash, in one (1) lump sum payable within thirty (30) days after Executive has returned this signed Agreement to the Company, an amount equal to the difference between the Formula Price (as defined below) as of the Resignation Date, and the exercise price for all shares subject to such options which have an exercise price less than the Formula Price, multiplied by the number of such shares, less any income or other tax withholdings required to be made by the Company in connection with such payment.

e. Outplacement. The Company shall provide Executive with outplacement assistance through a mutually agreed upon provider. The maximum amount the Company shall pay for outplacement assistance is ten thousand dollars ($10,000.00), and any and all payments for outplacement assistance shall be made by the Company directly to the provider, following the Company’s receipt of appropriate documentation.

f. Financial and Legal Services. The Company shall reimburse Executive for financial and legal services incurred by him during calendar year 2004 in the maximum amount of two thousand dollars ($2,000.00), and any such reimbursement shall be made by the Company to Executive within thirty (30) days of the Company’s receipt of appropriate documentation.

g. Company Benefit Plans and Executive’s Eligibility, Rights, and Obligations Thereunder. Executive’s post-resignation eligibility for and rights and obligations with respect to any employee benefit as a past employee of the Company under the Company’s retirement and welfare benefits plans (including, but not limited to, the Partnership Plan, the Stock Incentive Plan, the Apogee Enterprises, Inc. Supplemental Executive Retirement Plan, and the Executive Supplemental Plan (i.e., the Restoration Plan)), other than as explicitly modified by this Agreement, shall be as set forth in the respective plan documents, and shall be based on his employment termination on the Resignation Date, and his entitlement to the benefits for the period of his participation therein, and his rights and obligations thereunder, shall be determined pursuant to the express written terms and conditions thereof.

h. Formula Price. As used in this paragraph 2, “Formula Price” shall mean the average closing price of one (1) share of Apogee Common Stock as reported on the NASDAQ National Market for the twenty (20) business days immediately preceding the Resignation Date.

i. Withholding. The Company shall withhold such amounts from the payments described in this paragraph 2 as are required by applicable tax or other law.

3. Confidential Information; Return of Company Property.

a. Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information of the Company or its customers or vendors, regardless of when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing, and servicing methods and business techniques, training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive after the Resignation Date shall constitute a misappropriation of the Company’s trade secrets.

b. Executive agrees to return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 3.a of this paragraph 3. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’

fees, and other expenses incurred in searching for, taking, removing, and/or recovering such property.

4. Release by Executive.

a. Executive for himself and his dependents, successors, assigns, heirs, executors, and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses, and forever discharges the Company from any and all arbitrations, claims (including claims for attorneys’ fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under this Agreement and (y) Executive’s rights of indemnification by the Company, if any, pursuant to the Company’s certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company (“claims”), including, but not limited to:

(i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive’s past employment or service with the Company; (B) Executive’s resignation as an Executive Vice President of the Company and as interim President of Viratec and any other position described in paragraph 1 of this Agreement; and (C) any federal, state, or local laws, or any contract or tort claim, whether legal or equitable, whether statutory or common law, arising from or relating to the Company’s and Viratec’s hiring of Executive, Executive’s employment with the Company and Viratec, and the cessation of Executive’s employment with the Company and Viratec;

(ii) any and all claims of discrimination, including, but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, or disability, including, specifically, but without limiting the generality of the foregoing, any claims under Title VII of the Civil Rights Act, as amended, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f); the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq.; and the Minnesota Human Rights Act, § 363.01 et seq.

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all past and future employee compensation, employee benefit, employee severance, or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 2 above.

b. Executive understands and acknowledges that the Company does not admit any violation of law, liability, or invasion of any of his rights and that any such violation, liability, or invasion is expressly denied. The consideration provided under this Agreement is in exchange for Executive’s agreements to its terms and conditions and made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this paragraph 4. Executive further agrees and acknowledges that no representations, promises, or inducements have been made by the Company other than as appear in this Agreement.

c. Executive further understands and acknowledges that:

(i) Executive has been informed that the terms of this Agreement shall be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. No payments or benefits will be provided pursuant to paragraph 2 until at least sixteen (16) days after Executive has returned this signed Agreement to the Company;

(ii) Executive has been informed of his right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363.01 et seq., by written notice to the Company within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must be delivered either by hand or by mail to Patricia A. Beithon, Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Suite 1800, Minneapolis, MN 55431-1159, within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to Ms. Beithon, as set forth above; and 3) sent by certified mail, return receipt requested;

(iii) Executive has been informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by informing the Company, through Ms. Beithon at the above referenced address, of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement;

(iv) It is understood that, in the event a notice of rescission by Executive is timely delivered, pursuant to the terms of subparagraph 4.c of this paragraph 4, the Company may, at its discretion, either enforce the remaining provisions of this Agreement, or void the entire Agreement and require any payments made and/or benefits conferred as of that date to Executive be immediately repaid by Executive to the Company; and

(v) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily, and intending to be bound.

d. Executive will never file a lawsuit or other complaint asserting any claim that is released in this paragraph 4.

e. Executive and the Company acknowledge that his resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

f. For purposes of the above provisions of this paragraph 4, the “Company” shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

5. Disclosure.

a. Executive agrees that he will not disclose the terms of this Agreement, other than to immediate family members, to legal, financial, or tax consultants, for professional use only, and to government agencies upon proper inquiry or pursuant to subpoena or court order.

b. Executive shall take no action with respect to the Company’s common stock that is in violation of the federal securities laws.

6. Breach.

a. If Executive breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen (15) days after written notice by the Company to Executive specifying the circumstances that constitute such breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, and obtain reimbursement from Executive of all payments already provided and/or benefits already conferred pursuant to paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

Notwithstanding the foregoing, the Company will not terminate pursuant to subparagraph 6.a of this paragraph 6 any benefits to which Executive is entitled under any tax-qualified retirement plan of the Company, and Executive’s rights under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 as amended, if any, will not be reduced by any action taken by the Company under subparagraph 6.a of this paragraph 6.

b. Executive may challenge any Company action under subparagraph 6.a above.

7. Successors and Binding Agreement.

a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs a and b of this paragraph 7.

d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and, except as provided in subparagraphs a and b of this paragraph 7, no third party shall have any rights hereunder.

8. Statements to Third Parties. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Senior Executives of the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Furthermore, Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees, or agents, or its and their business affairs or performance. Executive further hereby agrees not: (a) to comment to others concerning the status, plans, or prospects of the business of the Company, or (b) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this paragraph 8, the “Senior Executives of the Company” shall mean the Company’s directors and officers.

9. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company at its principal executive offices and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

11. Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

12. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Minnesota. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Minnesota, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

16. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

APOGEE ENTERPRISES, INC.

		By:	/s/ Russell Huffer

Russell Huffer
		Its:	Chairman, Chief Executive Officer, and President

Date: 2/17/04

Witness:	/s/ Lajean K. Behne	/s/ Larry D. Stordahl

Larry D. Stordahl

Date: 2/17/04		Date: 2/17/04